Exhibit 99.1

AITX Announces Expanding Offering and Increasing Focus on Agentic AI Solution

Industry Input Refines SARA for Focus on Quick and Easy Adoption Scale

Detroit, Michigan, December 15, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a global leader in AI-driven security and productivity solutions, reports accelerating momentum across its SARA™ ecosystem as industry adoption increasingly reflects years of deliberate development combined with direct input from security and monitoring operators. As organizations seek greater intelligence, automation, and decision velocity, the Company sees growing recognition of SARA’s expanding role as a unifying intelligence layer designed to operate at scale while fitting more naturally into real world monitoring workflows.

SARA, which stands for Speaking Autonomous Responsive Agent, is AITX’s multiple award-winning agentic AI platform designed to observe, interpret, and respond to activity across large volumes of video and camera data. Informed by ongoing collaboration with monitoring professionals, SARA has been refined to reduce friction in deployment and daily use, allowing teams to integrate autonomous intelligence more quickly into existing operations. Rather than simply recording events for later review, SARA evaluates activity in real time, determines when action is required, and responds through automated voice interaction, alerts, and structured incident handling.

“Our hardware efforts established what was possible and proved what could scale,” said Steve Reinharz, CEO, CTO and founder of AITX and all RAD subsidiaries. “What we are seeing now is validation that the intelligence we built on top of that foundation is where the industry is leaning. As more operators look to make autonomous intelligence a core part of their daily workflow, we are sharpening our focus around software capabilities that can be adopted faster and operate reliably at meaningful scale.”

Over the course of several years, AITX invested in building proprietary systems capable of supporting advanced AI workloads that were not yet practical within the broader security industry. That long-term approach enabled the Company to architect SARA as a flexible intelligence engine rather than a single purpose application. As adoption expands, the Company is now seeing those early design decisions translate into broader applicability, faster integration, and increasing relevance across a growing range of security and operational use cases.

The Company invites Remote Video Monitoring, GSOC, and SOC operators interested in learning how SARA can transform their monitoring operations to connect at www.saramonitoring.ai.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization’s internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association’s (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD’s Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD’s ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Doug Clemons

248-270-8273

doug.c@radsecurity.com